Exhibit 2.02

EXECUTION VERSION

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

AMONG:

VINCERO CAPITAL CORP.

-AND-

NEWGEN THERAPEUTICS, INC.

Dated March 15, 2021

TABLE OF CONTENTS

ARTICLE 1 GENERAL		2
1.1	Defined Terms	2
1.2	Business Combination	2
1.3	Board of Directors and Officers	5
ARTICLE 2 DISSENT RIGHTS		5
2.1	Dissent Rights	5
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		6
3.1	Representations and Warranties of Subco Parent	6
3.2	Representations and Warranties of Vincero	11
ARTICLE 4 COVENANTS OF SUBCO PARENT		18
4.1	Access	18
4.2	Ordinary Course	19
4.3	Closing Conditions	20
4.4	Subco	20
4.5	Filing Statement	20
ARTICLE 5 COVENANTS OF VINCERO		20
5.1	Access	20
5.2	Ordinary Course	21
5.3	Closing Conditions	22
5.4	Vincero Subco	22
5.5	Directors and Management	22
5.6	Name Change	22
ARTICLE 6 OTHER COVENANTS OF THE PARTIES		22
6.1	Amalgamation	22
6.2	Consents and Notices	23
6.3	Consent Resolutions, Circulars and Filing Statement	23
6.4	Stock Exchange Listing	24
6.5	Defense of Proceedings	24
6.6	Press Releases	25
6.7	Non-Solicitation	25
6.8	Refrain from Certain Actions	26
6.9	Indemnity	26

-ii-

6.10	Exemptions from Registration Requirements of U.S. Securities Laws	26
ARTICLE 7 CONDITIONS TO OBLIGATIONS OF VINCERO		27
7.1	Conditions Precedent to Completion of the Business Combination	27
ARTICLE 8 CONDITIONS TO OBLIGATIONS OF SUBCO PARENT		27
8.1	Conditions Precedent to Completion of the Business Combination	27
ARTICLE 9 MUTUAL CONDITIONS PRECEDENT		29
9.1	Mutual Conditions Precedent	29
ARTICLE 10 CLOSING		30
10.1	Closing	30
10.2	Termination of this Agreement	30
10.3	Survival of Representations and Warranties; Limitation	31
ARTICLE 11 MISCELLANEOUS		31
11.1	Further Actions	31
11.2	Expenses	31
11.3	Entire Agreement	32
11.4	Descriptive Headings	32
11.5	Notices	32
11.6	Governing Law	33
11.7	Enurement and Assignability	33
11.8	Confidentiality	33
11.9	Remedies	34
11.10	Waivers and Amendments	34
11.11	Illegalities	34
11.12	Currency	34
11.13	Counterparts	34
11.14	Time of Essence	34

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT dated March 15, 2021 is made

AMONG:

VINCERO CAPITAL CORP., a corporation existing under the laws of the Province of British Columbia, Canada

(hereinafter referred to as “Vincero”)

- and -

NEWGEN THERAPEUTICS, INC., a corporation existing under the laws of the State of Delaware, U.S.A.

(hereinafter referred to as “Subco Parent”)

WHEREAS Vincero is a “CPC” (as defined in the Policy (as defined herein)) and is required to complete a “Qualifying Transaction” (as defined in the Policy);

AND WHEREAS Subco (as defined herein) is a corporation incorporated under the laws of British Columbia and wholly-owned by Subco Parent prior to the closing of the Subco Private Placement;

AND WHEREAS Vincero Subco (as defined herein) is a corporation incorporated under the laws of British Columbia and wholly-owned by Vincero;

AND WHEREAS on the terms and subject to the conditions set forth herein, Vincero and Subco Parent propose to combine the businesses and assets of Subco and Vincero Subco such that the business and assets of Subco will become the primary business and primary assets of Amalco (as defined herein), a wholly-owned Subsidiary of Vincero;

AND WHEREAS on the terms and subject to the conditions set forth herein, the Parties intend to carry out the proposed Business Combination (as defined herein) by way of a series of steps, including the Amalgamation (as defined herein) pursuant to Section 270 of the BCBCA (as defined herein) of Subco and Vincero Subco to form Amalco;

AND WHEREAS immediately following the Effective Time (as defined herein), Vincero will complete the Name Change (as defined herein);

AND WHEREAS Vincero and Subco Parent entered into a Business Combination Agreement dated August 28, 2020 (the “Original Agreement”) to make certain representations, warranties, covenants and agreements in connection with the Business Combination;

AND WHEREAS Vincero and Subco Parent amended the Original Agreement (the “First Amendment”) on December 23, 2020 to extend the Termination Date (as defined herein);

AND WHEREAS the Parties wish to amend and restate the Original Agreement, as amended by the First Amendment, in order to make certain additions and changes.

NOW THEREFORE in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

GENERAL

1.1	Defined Terms

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Schedule A.

1.2	Business Combination

(a)

Following the execution and delivery of the Original Agreement (i) Subco Parent caused the incorporation of Subco pursuant to the laws of British Columbia with its notice of articles and articles to be in a form satisfactory to Vincero, acting reasonably and (ii) Vincero caused the incorporation of Vincero Subco pursuant to the laws of British Columbia with its notice of articles and articles to be in a form satisfactory to Subco Parent, acting reasonably. Prior to the Effective Date (iii) Subco Parent shall transfer certain worldwide rights (excluding the People’s Republic of China, Taiwan and Hong Kong) to the PARP Inhibitor Program Technology, as more specifically defined in Schedule B (the “Technology”) to Subco in consideration for 30,000,000 Subco Shares issued to Subco Parent and having a deemed aggregate value of $6,000,000.

(b)	As soon as reasonably practicable following the completion of the steps set out in Section 1.2(a): (i) Subco Parent shall cause Subco to use commercially reasonable efforts to either obtain a written consent resolution of the Subco Shareholders approving the Subco Amalgamation Resolution or call and hold the Subco Meeting for the purpose of approving the Subco Amalgamation Resolution; and (ii) Vincero shall sign a written consent resolution approving the Vincero Subco Amalgamation Resolution.

(c)	Upon the approval of the Vincero Subco Amalgamation Resolution by Vincero and the Subco Amalgamation Resolution by the Subco Shareholders, in accordance with the requirements of the BCBCA, Vincero and Subco Parent will each cause Vincero Subco and Subco, respectively, to enter into the Amalgamation Agreement with Vincero and to jointly complete and file a Form 13 (Amalgamation Application) with the British Columbia Registrar of Companies under the BCBCA, each substantially in the form set forth in Exhibit A hereto giving effect to the Amalgamation of Vincero Subco and Subco upon and subject to the terms of this Agreement.

(d)	Upon the issue of a Certificate of Amalgamation giving effect to the Amalgamation, Vincero Subco and Subco shall be amalgamated and shall continue as one corporation effective on the date of the Certificate of Amalgamation (the “Effective Date”) under the terms and conditions prescribed in the Amalgamation Agreement.

(e)	At the Effective Time and as a result of the Amalgamation:

(i)	each holder of Subco Shares (other than Subco Dissenting Shareholders described in Section 1.2(g)) shall receive one fully paid and non-assessable Vincero Share for each Subco Share held, following which all such Subco Shares shall be cancelled;

(ii)	Vincero shall receive one fully paid and non-assessable Amalco Share for each one Vincero Subco Share held by Vincero, following which all such Vincero Subco Shares shall be cancelled;

(iii)	in consideration of the issuance of Vincero Shares pursuant to Section 1.2(e)(i), Amalco shall issue to Vincero one Amalco Share for each Vincero Share issued;

(iv)	Vincero shall add to the capital maintained in respect of the Vincero Shares an amount equal to the aggregate paid-up capital for purposes of the ITA of the Subco Shares immediately prior to the Amalgamation (less the paid-up capital of any Subco Shares held by dissenting Subco Shareholders who do not exchange their Subco Shares for Vincero Shares on the Amalgamation);

(v)	Amalco shall add to the capital maintained in respect of the Amalco Shares an amount such that the capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the ITA of the Vincero Subco Shares and Subco Shares (less the paid-up capital of any Subco Shares held by dissenting Subco Shareholders who do not exchange their Subco Shares for Vincero Shares on the Amalgamation) immediately prior to the Amalgamation;

(vi)	no fractional Vincero Shares shall be issued to holders of Subco Shares; in lieu of any fractional entitlement, the number of Vincero Shares issued to each former holder of Subco Shares shall be rounded down to the next lesser whole number of Vincero Shares;

(vii)	Vincero shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to transactions contemplated by this Agreement to any holder of Subco Shares such amounts as are required to be deducted and withheld with respect to such payment under the ITA or any provision of provincial, state, local or foreign tax law, in each case as amended; to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Subco Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Governmental Authority;

(viii)	each Subco Warrant outstanding immediately prior to the Amalgamation shall be cancelled and, in consideration therefor, the holder of such Subco Warrant shall receive one Vincero Replacement Warrant issued by Vincero for each Subco Warrant so cancelled; and

(ix)	Amalco will become a wholly-owned Subsidiary of Vincero.

(f)	At the Effective Time:

(i)	subject to Section 1.2(e)(i), the registered holders of Subco Shares shall become the registered holders of the Vincero Shares to which they are entitled, calculated in accordance with the provisions hereof, and the holders of share certificates representing such Subco Shares may surrender such certificates to the Depositary and, upon such surrender, shall be entitled to receive and, as soon as reasonably practicable following the Effective Time, shall receive share certificates representing the number of Vincero Shares to which they are so entitled;

(ii)	subject to Section 1.2(e)(viii), the registered holders of Subco Warrants shall become the registered holders of the Vincero Replacement Warrants to which they are entitled, calculated in accordance with the provisions hereof, and the holders of certificates representing such Subco Warrants may surrender such certificates to the Depositary and, upon such surrender, shall be entitled to receive and, as soon as reasonably practicable following the Effective Time, shall receive certificates representing the number of Vincero Replacement Warrants to which they are so entitled; and

(iii)	Vincero shall become the registered holder of the Amalco Shares to which it is entitled, calculated in accordance with the provisions hereof, and shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled, calculated in accordance with the provisions hereof.

(g)	At the Effective Time, each Subco Share held by a Subco Dissenting Shareholder shall be deemed to be sold by the holder thereof, without any further act or formality on its part, free and clear of any Encumbrance, to Amalco and Amalco shall be deemed to have purchased and thereupon be obliged to pay the amount therefor determined and payable in accordance with Article II hereof, the name of such holder shall be removed from the central securities register as a holder of Subco Shares and such Subco Dissenting Shareholder will cease to have any rights as a Subco Shareholder other than the right to be paid the fair value of its Subco Shares in accordance with Article II.

(h)	If a Subco Dissenting Shareholder fails to perfect or effectively withdraws its claim under Division 2 of Part 8 of the BCBCA or forfeits its right to make a claim under Division 2 of Part 8 of the BCBCA or if its rights as a Subco Shareholder are otherwise reinstated, such holder of Subco Shares shall thereupon be deemed to have exchanged its Subco Shares as of the Effective Time as prescribed by paragraph 1.2(e)(i).

(i)	Subject to the approval of the Name Change Resolution by the board of directors of Vincero in accordance with the requirements of the BCBCA and the Articles of Vincero and immediately following the Effective Time, Vincero shall complete and file Notice of Alteration, in the prescribed form, giving effect to the Name Change upon and subject to the terms of this Agreement.

(j)	Subject to the provisions of the BCBCA, the following provisions shall apply to Amalco:

(i)	without in any way restricting the powers conferred upon Amalco or its board of directors by the BCBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors of Amalco may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

(A)	borrow money upon the credit of Amalco;

(B)	issue, re-issue, sell or pledge debt obligations of Amalco;

(C)	subject to the provisions of the BCBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

(D)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco; and

(ii)	the board of directors may from time to time delegate to a director, a committee of directors or an officer of Amalco any or all of the powers conferred on the board of directors as set out above, to such extent and in such manner as the board of directors shall determine at the time of such delegation.

1.3	Board of Directors and Officers

Each of the Parties hereby agrees that concurrently with the completion of the Business Combination, all of the current directors and officers of Vincero and Vincero Subco (other than Alfredo De Lucrezia) shall resign without payment by or any liability to Vincero, Subco Parent, Subco, Vincero Subco or Amalco, and each such director and officer shall execute and deliver a release in favour of Vincero, Subco Parent, Vincero Subco, Subco and Amalco, in a form acceptable to Vincero and Subco Parent, each acting reasonably, and the board of directors of Vincero and Amalco shall each consist of 5 directors and be comprised of the following persons (collectively, the “New Vincero Directors”) and management of Vincero and Amalco shall be comprised of the following persons, or such other individuals as agreed between the Parties (collectively, the “New Vincero Management”):

Jeffrey Bacha	Director and Executive Chairman
Dennis Brown	Director
Alfredo De Lucrezia	Director
Michael Liggett, CPA	Director
Mads Daugaard, PhD	Officer
John Langlands, PhD	Officer
David Hyman, CPA	Officer

ARTICLE 2

DISSENT RIGHTS

2.1	Dissent Rights

Registered Subco Shareholders may exercise rights of dissent (“Dissent Rights”) from the Subco Amalgamation Resolution pursuant to and in the manner set forth under Division 2 of Part 8 of the BCBCA, provided that holders who exercise such rights of dissent and who:

(a)	are ultimately entitled to be paid fair value for their Subco Shares, which fair value shall be the fair value of such shares as at the close of business on the day prior to the Subco Meeting, shall be paid an amount equal to such fair value by Amalco; and

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Subco Shares shall be deemed to have participated in the Amalgamation, as of the Effective Time, on the same basis as a non-dissenting holder of Subco Shares and shall be entitled to receive only the consideration contemplated in Section 1.2(e)(i) hereof that such holder would have received pursuant to the Amalgamation if such holder had not exercised Dissent Rights;

but in no case shall any Person be required to recognize holders of Subco Shares who exercise Dissent Rights as holders of Subco Shares after the time that is immediately prior to the Effective Time, and the names of such holders of Subco Shares who exercise Dissent Rights shall be deleted from the register of Subco Shareholders at the Effective Time. In no circumstances shall any Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of Subco Shares in respect of which such Dissent Rights are sought to be exercised. A registered holder of Subco Shares is not entitled to exercise Dissent Rights with respect to Subco Shares if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote) in favour of the Subco Amalgamation Resolution.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Subco Parent

Subco Parent hereby represents and warrants on behalf of itself and on behalf of Subco, as and when applicable, to and in favour of Vincero and acknowledges that Vincero is relying on such representations and warranties in connection with this Agreement and the transactions contemplated herein:

(a)	Subco Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, and has the corporate power to enter into this Agreement and perform its obligations hereunder;

(b)	Subco is a company duly organized, validly existing and in good standing under the BCBCA with respect to the filing of annual reports;

(c)	other than in connection with this Agreement and the Subco Private Placement, no person has, or will have, any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature) for the purchase or issue of or conversion into any unissued Subco Shares;

(d)	the financial statements of Subco to be contained in the Filing Statement will present fairly the financial position of Subco at the relevant dates and the results of its operations and the changes in its financial position for the periods indicated in the said financial statements and that said financial statements have been prepared in accordance with IFRS;

(e)	immediately prior to the Effective Time, there will be no reasonable grounds for believing that a creditor of Subco will be prejudiced by the Business Combination;

(f)	Subco Parent may execute, deliver and perform this Agreement, or cause Subco to perform this Agreement, without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i)	consents, approvals, authorizations and waivers which have been obtained (or will be obtained prior to the Effective Date) and are in full force and effect, and notices which have been given on a timely basis;

(ii)	the approval of the Subco Amalgamation Resolution by the Subco Shareholders;

(iii)	the filing of a Form 13 (Amalgamation Application) with the British Columbia Registrar of Companies under the BCBCA; or

(iv)	those which, if not obtained or made, would not prevent or delay the consummation of the Amalgamation or otherwise prevent Subco from performing its obligations under this Agreement and which would not be reasonably likely to have a Material Adverse Effect on Subco;

(g)	the execution and delivery of this Agreement has been duly approved by the board of directors of Subco Parent;

(h)	Subco Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(i)	this Agreement has been duly executed and delivered by Subco Parent and constitutes a legal, valid, and binding obligation of Subco Parent, enforceable against it in accordance with its terms, except:

(i)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)	that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(j)	the execution and delivery of this Agreement and the consummation of the Business Combination do not and will not:

(i)	result in the breach or violate any term or provision of the constating documents Subco Parent or, immediately prior to the Effective Time, Subco;

(ii)	conflict with, result in a breach of, constitute a default under, trigger or accelerate or permit the triggering or acceleration of the performance required by, any agreement, instrument, license, permit or authority to which Subco Parent or, immediately prior to the Effective Time, Subco is a party or by which either is bound or to which any property of Subco, as of the Effective Time, is subject or would result in the creation of any lien, charge or Encumbrance upon any of the assets of Subco, as of the Effective Time, under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation, triggering or acceleration, entitle them to payments not otherwise payable or the issuance of securities not otherwise issuable under any such agreement, instrument, license, permit or authority; or

(iii)	to the knowledge of Subco Parent, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Subco Parent or to Subco;

(k)	there are no agreements, covenants, undertakings or other commitments of Subco Parent or Subco or any partnership or joint venture in which either is a partner or participant or any instruments binding on either of them or any of their respective properties which would give a third party, as a result of the Business Combination, a right to terminate any material Contract, or a right to acquire Subco’s interest in any material Contract, to which Subco or any such partnership or joint venture is or will be a party or to purchase any of their respective assets;

(l)	other than in connection with the Subco Private Placement, neither Subco Parent nor, immediately prior to the Effective Time, Subco has incurred, and will not incur, any liability for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated herein;

(m)	there are no actions, suits, claims or proceedings, whether in equity or at law, or any governmental investigations pending or, to the knowledge of Subco Parent, threatened:

(i)	against or affecting Subco Parent or, immediately prior to the Effective Time, Subco or with respect to or affecting any asset or property owned, leased or used by Subco at the Effective Time, including the Technology; or

(ii)	which question or challenge the validity of this Agreement, or the Amalgamation or any action taken or to be taken pursuant to this Agreement or the Amalgamation,

nor is Subco Parent aware of any basis for any such action, suit, claim, proceeding or investigation;

(n)	each of Subco Parent and, immediately prior to the Effective Time, Subco has conducted and is conducting its business in compliance with, and is not in default or violation under, and has not received notice asserting the existence of any default or violation under, any Law applicable to its business or operations, except for noncompliance, defaults and violations which would not, in the aggregate, have a Material Adverse Effect on Subco immediately prior to the Effective Time;

(o)	neither Subco Parent nor, immediately prior to the Effective Time, Subco nor any asset of Subco, is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect on Subco or which is reasonably likely to prevent Subco Parent or Subco from performing its respective obligations under this Agreement;

(p)	each of Subco Parent and, immediately prior to the Effective Time, Subco has duly filed or made all reports and returns required to be filed by it with any Government and has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Governmental, regulatory or otherwise) which are required in connection with its business and operations, except where the failure to do so has not had and would not have a Material Adverse Effect on Subco;

(q)	immediately prior to the Effective Time, there are no known or anticipated material liabilities of Subco of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Subco is or may become liable other than the liabilities disclosed on or reflected in the financial statements referred to in Section 3.1(d) or incurred in the ordinary course of business;

(r)	immediately prior to the Effective Time, the corporate records and minute books of Subco as required to be maintained by it under the Laws of its jurisdiction of incorporation will be up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing;

(s)	to the knowledge of Subco Parent, each of Subco Parent and, immediately prior to the Effective Time, Subco is or will be the absolute legal and beneficial owner of, and has or will have good and marketable title to, all of its property and assets (real and personal, tangible and intangible) free and clear of any and all mortgages, liens, pledges, charges, security interests, Encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a Material Adverse Effect on the property or assets of Subco;

(t)	immediately prior to the Effective Time: Subco will have duly and in a timely manner filed all Tax Returns and reports required by Law to have been filed by it, have duly and correctly reported all income and other amounts required to be reported and has paid all Taxes to the extent that such Taxes have been assessed by the relevant Governmental Authority; Subco will have duly and in a timely manner paid, deducted, withheld, collected and remitted all Taxes required to be paid, deducted, withheld, collected and remitted by it and has made full provision for (including properly accruing and reflecting on its books and records) all Taxes that are not yet due, that relate to periods (or portions thereof) ending prior to the date of this Agreement; the financial statements of Subco will contain adequate provision for all Taxes, assessments and levies imposed on Subco, or its property or rights, arising out of operations on or before the date of the statement of financial position set forth in such financial statements, regardless of whether such amounts are payable before or after the Effective Date; no deficiency in payment of any Taxes for any period will have been asserted by any Government Authority and remain unsettled at the date thereof; there will be no actions, suits, examinations, proceedings, investigations, audits or claims now pending or threatened or, to the knowledge of Subco, contemplated against Subco in respect of any Taxes and there will be no matters under discussion with any Government Authority relating to any Taxes;

(u)	immediately prior to the Effective Time, Subco shall never have been a party to any Employee Plan;

(v)	Subco will not be immediately prior to and at the Effective Time a non-resident of Canada for the purposes of the ITA;

(w)	Subco will be immediately prior to and at the Effective Time a “taxable Canadian corporation” within the meaning of the ITA;

(x)	the Subco Shares will not be immediately prior to and at the Effective Time “taxable Canadian property” within the meaning of the ITA;

(y)	prior to the Effective Time, the only material assets of Subco shall consist of the Technology, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, Encumbrances or demands, except as provided in the Contribution Agreement;

(z)	except as contemplated by the Subco Private Placement, the Business Combination and this Agreement, at the Effective Time and since its date of incorporation:

(i)	there has been no Material Adverse Effect on Subco;

(ii)	Subco has not:

(A)	sold, transferred, distributed or otherwise disposed of or acquired a material amount of its assets, or agreed to do any of the foregoing, except in the ordinary course of business, except in respect of the Evaluation and Option Agreement;

(B)	incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is likely to have a Material Adverse Effect on Subco;

(C)	prior to the date hereof, made or agreed to make any material capital expenditure or commitment for additions to property, plant, or equipment in excess of $1,000;

(D)	made or agreed to make any material increase in the compensation payable to any employee or director except for increases made in the ordinary course of business and consistent with presently existing policies or agreements or past practice;

(E)	conducted its operations other than in all material respects in the normal course of business;

(F)	entered into any material transaction or material Contract, or amended or terminated any material transaction or material Contract, except transactions or Contracts entered into in the ordinary course of business; and

(G)	agreed or committed to do any of the foregoing; and

(iii)	there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Subco’s share capital;

(aa)	the information in the Filing Statement relating to Subco shall be true, correct and complete in all material respects. The information in the Filing Statement relating to Subco shall not contain any untrue statement of any material fact, nor shall it omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the context in which they were made;

(bb)	Subco Parent is not in breach of any agreement to which Subco Parent is a party due to any engagement of an agent or agents in connection with the Subco Private Placement; and

(cc)	neither Subco Parent nor, immediately prior to the Effective Time, Subco nor to the knowledge of Subco Parent, any director, officer, employee, consultant, representative or agent of the foregoing, has (i) violated any anti-bribery or anti-corruption laws applicable to Subco Parent or, immediately prior to the Effective Time, Subco including but not limited to the U.S. Foreign Corrupt Practices Act and Canada’s Corruption of Foreign Public Officials Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or assisting any representative of Subco Parent or Subco in obtaining or retaining business for or with, or directing business to, any person; or (Y) to any person, in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither Subco Parent nor, immediately prior to the Effective Time, Subco nor to the knowledge of Subco Parent, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded Subco Parent or since the date of its incorporation, Subco or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non- compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws.

3.2	Representations and Warranties of Vincero

Vincero hereby represents and warrants, on behalf of itself and on behalf of Vincero Subco, as and when applicable, to and in favour of Subco Parent and acknowledges that Subco Parent is relying on such representations and warranties in connection with this Agreement and the transactions contemplated herein:

(a)	Vincero, is a corporation duly organized, validly existing and in good standing under the BCBCA with respect to the filing of annual reports, and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, and has the corporate power to enter into this Agreement and perform its obligations hereunder;

(b)	the authorized capital of Vincero consists of an unlimited number of common shares, of which (i) at this date, 15,000,000 common shares are issued and are outstanding as fully paid and non-assessable (10,000,000 of which are held in escrow pursuant to the IPO Escrow Agreement), and (ii) immediately prior to the Effective Time, no more than 17,000,000 common shares will be issued and outstanding as fully paid and non-assessable. All of the Vincero Shares have been issued in compliance with all Canadian Securities Laws.

(c)	Vincero Subco is a company duly organized, validly existing and in good standing under the BCBCA with respect to the filing of annual reports.

(d)	except for the Vincero Options and PI Options, no person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature) for the purchase or issue of or conversion into any of the unissued Vincero Shares or unissued shares of Vincero Subco;

(e)	the financial statements of Vincero appearing on www.SEDAR.com and the financial statements of Vincero to be contained in the Filing Statement present fairly the financial position of Vincero at the relevant dates and the results of its operations and the changes in its financial position for the periods indicated in the said financial statements, and that said financial statements have been prepared in accordance with IFRS;

(f)	there are reasonable grounds for believing that no creditor of Vincero will be prejudiced by the Business Combination;

(g)	each of Vincero and, immediately prior to the Effective Time, Vincero Subco is and will be able to pay its liabilities as they become due;

(h)	Vincero has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(i)	this Agreement has been duly executed and delivered by Vincero and constitutes a legal, valid, and binding obligation of Vincero enforceable against it in accordance with its terms, except:

(i)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)	that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(j)	the execution and delivery of this Agreement and the consummation of the Business Combination do not and will not:

(i)	result in the breach or violate any term or provision of the constating documents of Vincero or, immediately prior to the Effective Time, Vincero Subco;

(ii)	conflict with, result in a breach of, constitute a default under, trigger or accelerate or permit the triggering or acceleration of the performance required by, any agreement, instrument, license, permit or authority to which Vincero or, immediately prior to the Effective Time, Vincero Subco, is a party or by which it is bound or to which any property of Vincero or, immediately prior to the Effective Time, Vincero Subco is subject or result in the creation of any lien, charge or Encumbrance upon any of the assets of Vincero or, immediately prior to the Effective Time, Vincero Subco under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation, triggering or acceleration, entitle them to payments not otherwise payable or the issuance of securities not otherwise issuable under any such agreement, instrument, license, permit or authority; or

(iii)	to the knowledge of Vincero, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Vincero or, immediately prior to the Effective Time, Vincero Subco;

(k)	the board of directors of Vincero have unanimously approved the Business Combination and the execution, delivery and performance of this Agreement;

(l)	as soon as reasonably practicable following the execution and delivery of this Agreement Vincero shall cause the board of directors of Vincero to unanimously approve: (i) the Name Change Resolution; and (ii) the execution and delivery of the Vincero Subco Amalgamation Resolution by Vincero;

(m)	Vincero may execute, deliver, and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i)	the approval of the Name Change Resolution by the board of directors of Vincero;

(ii)	the approval of Vincero Subco Amalgamation Resolution by Vincero as sole shareholder of Vincero Subco;

(iii)	the approval of the TSX-V for the Business Combination and other transactions contemplated hereby;

(iv)	consents, approvals, authorizations and waivers, which have been obtained (or will be obtained prior to the Effective Date), and are unconditional and in full force and effect and notices which have been given on a timely basis;

(v)	the filing of a Notice of Alteration under the BCBCA and a Form 13 (Amalgamation Application) with the British Columbia Registrar of Companies under the BCBCA;

(vi)	the filing of the documents prescribed under the BCBCA to effect the appointment of the New Vincero Directors and the New Vincero Management; or

(vii)	those which, if not obtained or made, would not prevent or delay the consummation of the Amalgamation or otherwise prevent Vincero from performing its obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect on the Vincero Group.

(n)	other than as contemplated herein or as filed on SEDAR, there are no Contracts, agreements, covenants, undertakings or other commitments of Vincero or, immediately prior to the Effective Time, Vincero Subco, or any partnership or joint venture in which either is a partner or participant or any instruments binding on either of them or any of their respective properties;

(o)	other than in connection with the Subco Private Placement, neither Vincero nor, immediately prior to the Effective Time, Vincero Subco has incurred, and will not incur, any liability for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated herein;

(p)	there are no actions, suits, claims or proceedings, whether in equity or at law, or any governmental investigations pending or, to the knowledge of Vincero, threatened:

(i)	against or affecting any member of the Vincero Group or with respect to or affecting any asset or property owned, leased or used by any member of the Vincero Group; or

(ii)	which question or challenge the validity of this Agreement or the Amalgamation or any action taken or to be taken pursuant to this Agreement or the Amalgamation; nor is Vincero aware of any basis for any such action, suit, claim, proceeding or investigation;

(q)	each member of the Vincero Group has conducted and is conducting its business in compliance with, and is not in default or violation under, and has not received notice asserting the existence of any default or violation under, any Law applicable to the businesses or operations of the Vincero Group, except for non-compliance, defaults, and violations which would not, in the aggregate, have a Material Adverse Effect on the Vincero Group;

(r)	no member of the Vincero Group, and no asset of any member of the Vincero Group, is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect on the Vincero Group or which is reasonably likely to prevent Vincero or Vincero Subco from performing its respective obligations under this Agreement;

(s)	each member of the Vincero Group has duly filed or made all reports and returns required to be filed by it with any Government and has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Governmental, regulatory or otherwise) which are required in connection with the business and operations of the Vincero Group, except where the failure to do so has not had and will not have a Material Adverse Effect on the Vincero Group;

(t)	other than the Vincero Stock Option Plan, Vincero does not maintain or contribute to any Employee Plan. The Vincero Stock Option Plan has been approved by the TSX-V and was adopted by Vincero in accordance with the requirements of the TSX-V and complies in all material respects with the applicable policies of the TSX-V;

(u)	no employees of any member of the Vincero Group are covered by any collective bargaining agreement. There are no representation questions, arbitration proceedings, labour strikes, slow-downs or stoppages, material grievances, or other labour troubles pending or, to the knowledge of Vincero, threatened with respect to the employees of any member of the Vincero Group; and to Vincero’s knowledge, there are no present or pending applications for certification (or the equivalent procedure under any applicable Law) of any union as the bargaining agent for any employees of any member of the Vincero Group;

(v)	there are no known or anticipated material liabilities of Vincero or, immediately prior to the Effective Time, Vincero Subco of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Vincero or, immediately prior to the Effective Time, Vincero Subco is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in Section 3.2(e) hereof or incurred in the ordinary course of business;

(w)	as of the date of this Agreement, Vincero does not have any subsidiaries. As of the Effective Time, Vincero shall not have any subsidiaries other than Vincero Subco. No member of the Vincero Group is a party to any Contract to acquire or lease any other businesses or business operations;

(x)	neither Vincero nor, immediately prior to the Effective Time, Vincero Subco is or will be a party to any lease, management or service agreement that cannot be immediately terminated without notice or penalty or both;

(y)	the corporate records and minute books of Vincero as required to be maintained by it under the Laws of its jurisdiction of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing;

(z)	to the knowledge of Vincero, each of Vincero and, immediately prior to the Effective Time, Vincero Subco is or will be the absolute legal and beneficial owner of, and has or will have good and marketable title to, all of its property and assets (real and personal, tangible and intangible) free and clear of any and all mortgages, liens, pledges, charges, security interests, Encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a Material Adverse Effect on the property or assets of Vincero or Vincero Subco;

(aa)	each of Vincero and, immediately prior to the Effective Time, Vincero Subco has or will have duly filed on a timely basis all Tax Returns required to be filed by it and has paid all Taxes which are due and payable, and has paid or will pay all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof or the Effective Time, as applicable; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency against Vincero or, immediately prior to the Effective Time, Vincero Subco; to the knowledge of Vincero, there are no actions, suits, proceedings, investigations or claims now threatened or pending against Vincero in respect of Taxes, governmental charges or assessments, or any matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority;

(bb)	each of Vincero and, immediately prior to the Effective Time, Vincero Subco has or will have duly and in a timely manner filed all Tax Returns and reports required by Law to have been filed by it, has duly and correctly reported all income and other amounts required to be reported and has paid all Taxes to the extent that such Taxes have been assessed by the relevant Governmental Authority; each of Vincero and, immediately prior to the Effective Time, Vincero Subco has or will have duly and in a timely manner paid, deducted, withheld, collected and remitted all Taxes required to be paid, deducted, withheld, collected and remitted by it and has made full provision for (including properly accruing and reflecting on its books and records) all Taxes that are not yet due, that relate to periods (or portions thereof) ending prior to the date of this Agreement; the financial statements of each of Vincero and, immediately prior to the Effective Time, Vincero Subco contain or will contain adequate provision for all Taxes, assessments and levies imposed on Vincero or Vincero Subco, as applicable, or their property or rights, arising out of operations on or before the date of the statement of financial position set forth in such financial statements, regardless of whether such amounts are payable before or after the Effective Date; no deficiency in payment of any Taxes for any period has been asserted by any Government Authority and remains unsettled at the date hereof; there are no actions, suits, examinations, proceedings, investigations, audits or claims now pending or threatened or, to the knowledge of Vincero, contemplated against Vincero or Vincero Subco, in respect of any Taxes and there are no matters under discussion with any Government Authority relating to any Taxes;

(cc)	each of Vincero and Vincero Subco is not, and will not be immediately prior to and at the Effective Time, a non-resident of Canada for the purposes of the ITA;

(dd)	Vincero Subco will be immediately prior to and at the Effective Time a “taxable Canadian corporation” within the meaning of the ITA;

(ee)	each of Vincero and, immediately prior to the Effective Time, Vincero Subco has withheld from each payment made to any of its officers, directors, former directors and employees the amount of all Taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and has paid the same to the proper Government Authority within the time required under any applicable tax legislation;

(ff)	Vincero is now, and on the Effective Date will be, a “reporting issuer” (or its equivalent) under Canadian Securities Laws of each of the Provinces of Alberta and British Columbia. Vincero is not currently in default in any material respect of any requirement of Canadian Securities Laws and Vincero is not included on a list of defaulting reporting issuers maintained by any of the securities commissions or similar regulatory authorities in each of such Provinces;

(gg)	Vincero has filed all documents required pursuant to applicable Canadian Securities Laws (the “Vincero Securities Documents”). As of their respective dates, the Vincero Securities Documents complied in all material respects with the then applicable requirements of the Canadian Securities Laws and, at the respective times they were filed, none of the Vincero Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Vincero has not filed any confidential disclosure reports which have not at the date hereof become public knowledge;

(hh)	except as contemplated by the Subco Private Placement, the Business Combination and this Agreement, since November 13, 2019:

(i)	there has been no Material Adverse Effect on the Vincero Group;

(ii)	no member of the Vincero Group has:

(A)	sold, transferred, distributed, or otherwise disposed of or acquired a material amount of its assets, or agreed to do any of the foregoing, except in the ordinary course of business;

(B)	incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is likely to have a Material Adverse Effect on the Vincero Group;

(C)	prior to the date hereof, made or agreed to make any material capital expenditure or commitment for additions to property, plant, or equipment in excess of $5,000;

(D)	made or agreed to make any material increase in the compensation payable to any employee or director except for increases made in the ordinary course of business and consistent with presently existing policies or agreement or past practice;

(E)	conducted its operations other than in all material respects in the normal course of business;

(F)	entered into any material transaction or material Contract, or amended or terminated any material transaction or material Contract, except transactions or Contracts entered into in the ordinary course of business; or

(G)	agreed or committed to do any of the foregoing; and

(iii)	there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Vincero’s share capital;

(ii)	the information in the Filing Statement relating to Vincero and Vincero Subco shall be true, correct and complete in all material respects; and shall not contain any untrue statement of any material fact, nor shall it omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the context in which they were made;

(jj)	Vincero has adequate public distribution immediately before the Effective Time and, provided that adequate distribution is created in the Subco Private Placement, the Resulting Issuer will have adequate distribution as required under the TSX-V’s Policy 2.1 – Initial Listing Requirements;

(kk)	except for the right of first refusal held by PI Financial Corp., Vincero is not in breach of any agreement to which Vincero is a party due to any engagement of an agent or agents in connection with the Subco Private Placement;

(ll)	there has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) with the present or former auditors of the Vincero Group;

(mm)	Vincero is a “capital pool company” as defined in the Policy, the Vincero Shares are listed and posted for trading on the TSX-V and Vincero has never carried on any active business other than as required in connection with the search for and evaluation of a potential Qualifying Transaction;

(nn)	Vincero maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(oo)	except as disclosed in the Vincero Securities Documents, there are no contracts with Vincero, on the one hand, and: (i) any officer or director of the Vincero Group; (ii) any holder of 5% or more of the equity securities of Vincero; or (iii) an associate or affiliate of a person in (i) or (ii), on the other hand;

(pp)	Vincero is and will be immediately prior to and at the Effective Time a “taxable Canadian corporation” within the meaning of the ITA; and

(qq)	neither Vincero nor, immediately prior to the Effective Time, Vincero Subco nor to the knowledge of Vincero, any director, officer, employee, consultant, representative or agent of the foregoing, has (i) violated any anti-bribery or anti-corruption laws applicable to Vincero or Vincero Subco, including but not limited to the U.S. Foreign Corrupt Practices Act and Canada’s Corruption of Foreign Public Officials Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or assisting any representative of Vincero or Vincero Subco in obtaining or retaining business for or with, or directing business to, any person; or (Y) to any person, in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither Vincero nor Vincero Subco nor to the knowledge of Vincero, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded Vincero or Vincero Subco or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws.

ARTICLE 4

COVENANTS OF SUBCO PARENT

From and after the date hereof and until the Effective Date (except as hereinafter otherwise provided), unless Vincero shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

4.1	Access

(a)	Subco Parent shall permit, and shall cause Subco to permit, Vincero and its Advisers to have reasonable access at reasonable times to all properties, books, accounts, records, Contracts, files, correspondence, tax records, and documents of or relating to Subco Parent and Subco including auditors’ working papers and management letters and to discuss such matters with the executive officers of Subco Parent;

(b)	Subco Parent shall make available to Vincero and its Advisers all other information concerning its business and properties in its possession or under its control as Vincero may reasonably request; and

(c)	Subco Parent shall permit Vincero to conduct, or cause its agents to conduct, such reasonable reviews, inspections, surveys, tests, and investigations of the assets of Subco Parent and Subco as they deem necessary or advisable, provided such reviews are conducted at reasonable times and in a reasonable manner.

4.2	Ordinary Course

Subco Parent shall cause Subco to conduct business only in the ordinary course consistent with past practice and, except as otherwise contemplated in this Agreement or as agreed to between the Parties or as required by applicable Laws, from the time of incorporation of Subco, Subco Parent shall ensure that Subco does not:

(a)	amend its notice of articles or articles;

(b)	subdivide, split, combine, consolidate, or reclassify any of its outstanding share capital;

(c)

issue or agree to issue any securities except in connection with (i) the Subco Private Placement or upon conversion of the securities issued in connection with the Subco Private Placement; (ii) the Business Combination and this Agreement (including, for greater certainty, the acquisition of the Technology pursuant to the Contribution Agreement); (iii) a bona fide purchase of assets or shares from an arm’s length third party; (iv) one or more debt financing transactions in connection with the acquisition of any property or assets; and (v) any tax planning transaction undertaken by any Subco Shareholder in the context of the Business Combination (including without limitation any “safe income” crystallization transaction);

(d)	declare, set aside or pay any dividend or make any other distribution payable in cash, shares, stock, securities or property with respect to any of its share capital other than consistent with past practice;

(e)	repurchase, redeem, or otherwise acquire, directly or indirectly, any of its share capital or any securities convertible into or exchangeable or exercisable into any of its shares;

(f)	make loans, advances or other payments other than in the ordinary course of business or as required in connection with the Business Combination;

(g)	incur, guarantee, assume or modify any additional indebtedness for borrowed money;

(h)	other than pursuant to obligations or rights under existing written Contracts, agreements and commitments, sell, lease or otherwise dispose of any material property or assets or enter into any agreement or commitment in respect of any of the foregoing;

(i)	amend or propose to amend the rights, privileges and restrictions attaching to the Subco Shares as they will exist at the date of its incorporation, or reduce its stated capital;

(j)	reorganize, amalgamate or merge with another Person;

(k)	acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity or material assets;

(l)	enter into any agreements outside of the ordinary course with its directors or officers or their respective Affiliates; or

(m)	except as required by generally accepted accounting principles to which Subco may be subject, or any applicable Law, make any changes to the existing accounting practices of Subco or make any material tax election inconsistent with past practice.

4.3	Closing Conditions

Subco Parent shall use all commercially reasonable efforts to cause all of the conditions to the obligations of Vincero and Vincero Subco under this Agreement to be satisfied on or prior to the Effective Date (to the extent the satisfaction of such conditions is within the control of Subco Parent).

4.4	Subco

Subco Parent shall execute and deliver a written consent resolution approving the Subco Amalgamation Resolution.

4.5	Filing Statement

Subco Parent shall use all commercially reasonable efforts to assist Vincero in connection with the preparation of the Filing Statement, and prepare as promptly as possible any other documents required by applicable legislation and/or regulation in connection with all shareholder and regulatory approvals required in respect of the Business Combination and the other matters contemplated hereby, including but not limited to the extent applicable, the disclosure regarding Subco (including financial statements) prescribed under applicable Canadian Securities Laws and described in the form of prospectus that Subco would be eligible to use, for inclusion in the Filing Statement, as the case may be, and the certificates and consent letters required under the Policy, unless such cooperation and efforts would subject Subco to unreasonable cost or liability or would be in breach of applicable statutory or regulatory requirements.

ARTICLE 5

COVENANTS OF VINCERO

From and after the date hereof and until the Effective Date (except as hereinafter otherwise provided), unless Subco Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

5.1	Access

(a)	Vincero shall permit, and shall cause each member of the Vincero Group to permit, Subco Parent and its Advisers to have reasonable access at reasonable times to all properties books, accounts, records, Contracts, files, correspondence, tax records, and documents of or relating to the Vincero Group including auditor’s working papers and management letters and to discuss such matters with the executive officers of the Vincero Group;

(b)	Vincero shall make available to Subco Parent and its Advisers a copy of each report or other document filed pursuant to Canadian Securities Laws and all other information concerning its business and properties in its possession or under its control as Subco may reasonably request; and

(c)	Vincero shall permit Subco Parent to conduct, or cause its agents to conduct, such reasonable reviews, inspections, surveys, tests, and investigations of the assets of the Vincero Group as they deem necessary or advisable provided such reviews are conducted at reasonable times and in a reasonable manner.

5.2	Ordinary Course

Each member of the Vincero Group shall conduct business only in the ordinary course consistent with past practice and, except as otherwise contemplated in this Agreement or as agreed to between the Parties or as required by applicable Laws. Vincero shall not, and shall cause each member of the Vincero Group not to:

(a)	amend its notice of articles or articles;

(b)	subdivide, split, combine, consolidate, or reclassify any of its outstanding share capital;

(c)	issue or agree to issue any securities, except as contemplated by the Business Combination and this Agreement or pursuant to the exercise of Vincero Options or PI Options;

(d)	declare, set aside or pay any dividend or make any other distribution payable in cash, shares, stock, securities or property with respect to any of its share capital other than consistent with past practice;

(e)	repurchase, redeem, or otherwise acquire, directly or indirectly, any of its share capital or any securities convertible into or exchangeable or exercisable into any of its shares;

(f)	make loans, advances or other payments other than in the ordinary course of business or as required in connection with the Business Combination;

(g)	incur, guarantee, assume or modify any additional indebtedness for borrowed money;

(h)	other than pursuant to obligations or rights under existing written Contracts, agreements and commitments, sell, lease or otherwise dispose of any material property or assets or enter into any agreement or commitment in respect of any of the foregoing;

(i)	amend or propose to amend the rights, privileges and restrictions attaching to the Vincero Shares or any of the terms of the Vincero Options or PI Options as they exist at the date of this Agreement, or reduce its stated capital;

(j)	reorganize, amalgamate or merge with another Person;

(k)	acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity or material assets;

(l)	enter into any agreements outside of the ordinary course with its directors or officers or their respective Affiliates;

(m)	except as required by IFRS or any other generally accepted accounting principles to which any member of the Vincero Group may be subject, or any applicable Law, make any changes to the existing accounting practices of Vincero or make any material tax election inconsistent with past practice;

(n)	enter into, without prior consultation with and the written consent of Subco Parent, such consent not to be unreasonably withheld, conditioned or delayed, new commitments of a capital expenditure nature or incur any new contingent liabilities other than (A) expenditures required by Law; (B) expenditures made in connection with transactions contemplated in this Agreement; and (C) expenditures required to prevent the occurrence of a Material Adverse Effect; or

(o)	enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of the Vincero Group.

5.3	Closing Conditions

Vincero shall use all commercially reasonable efforts to cause all of the conditions to the obligations of Subco and Subco Parent under this Agreement to be satisfied on or prior to the Effective Date (to the extent the satisfaction of such conditions is within the control of the Vincero Group).

5.4	Vincero Subco

Vincero shall execute and deliver a written consent resolution approving the Vincero Subco Amalgamation Resolution.

5.5	Directors and Management

Upon the change of directors and officers of Vincero and Vincero Subco as described in Section 1.3, Vincero shall complete and file, or cause to be completed and filed, such documents prescribed under the BCBCA to give effect to such change of directors and officers of Vincero and Amalco and the appointment of the New Vincero Directors and the New Vincero Management.

5.6	Name Change

Immediately following the Effective Time and subject to the requisite approval by the board of directors of Vincero of the Name Change Resolution, Vincero shall complete and file the Notice of Alteration in accordance with the requirements of the BCBCA giving effect to the Name Change.

ARTICLE 6

OTHER COVENANTS OF THE PARTIES

6.1	Amalgamation

On or before the Effective Date, Vincero and Subco Parent shall use commercially reasonable efforts to take all necessary steps to amalgamate Subco with Vincero Subco.

6.2	Consents and Notices

Promptly after the date hereof and, if necessary, for a reasonable time after the Effective Date:

(a)	The Parties shall use all commercially reasonable efforts, and shall cooperate with each other to obtain, all consents, waivers, approvals, and authorizations, in addition to those set forth in clause (b) below which may be necessary to effect the Business Combination and shall provide copies of such documents to the other Party.

(b)	Each of the Parties will promptly execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which any other Party may reasonably request in connection with the consummation of the transactions contemplated by this Agreement and shall provide copies of such documents to the other Party. Each Party will use all commercially reasonable efforts to obtain promptly all such authorizations, approvals and consents.

6.3	Consent Resolutions, Circulars and Filing Statement

(a)	Each of Vincero and Subco Parent shall use all commercially reasonable efforts to prepare, as promptly as practicable after the date of this Agreement, if necessary, the Subco Circular, respectively, together with any other documents required under Canadian Securities Laws and applicable corporate laws in connection with, if necessary, the Subco Meeting and each of Vincero and Subco Parent shall co-operate with each other in preparation of the respective written consent resolutions or circulars, as applicable, and in connection therewith provide the other Party with such information and material concerning its affairs as such other Party shall reasonably request, unless such cooperation and efforts would subject such Party to unreasonable cost or liability or would be in breach of statutory or regulatory requirements applicable to such Party.

(b)	As soon as practicable after the date hereof, Subco Parent shall cause Subco to, in its sole discretion, either circulate a written consent resolution to the Subco Shareholders or call the Subco Meeting and hold the Subco Meeting as soon as practicable thereafter and mail the Subco Circular and all other documentation required in connection with the Subco Meeting to each Subco Shareholder for the purpose of obtaining approval of the Subco Amalgamation Resolution and the Amalgamation by the Subco Shareholders.

(c)	Vincero (or Subco on behalf of Vincero) shall file the Filing Statement with the TSX-V as soon as practicable after the date of this Agreement, and in no event later than eight weeks following the date of this Agreement, together with other documents required by applicable Laws in accordance with the Policy, which shall be mutually prepared by the Parties.

(d)	Subco Parent covenants that none of the information regarding Subco to be supplied by Subco that is required to be included or incorporated by reference in the Filing Statement, as the case may be, will as of the date of such document contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Subco or its officers and directors shall occur that is required to be described in the Filing Statement, as the case may be, Subco Parent shall give prompt notice to Vincero of such event and shall cooperate in the preparation of a supplement or amendment to the Filing Statement, as the case may be, if such supplement or amendment, as applicable, is required, unless such cooperation and efforts would subject Subco or Subco Parent to unreasonable cost or liability or would be in breach of applicable statutory or regulatory requirements.

(e)	Vincero covenants that the Filing Statement will comply as to form in all material respects with Canadian Securities Law and the requirements of the TSX-V and that none of the information regarding Vincero and Vincero Subco that is included or incorporated by reference in the Filing Statement, as the case may be, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Vincero also covenants that none of the information regarding Vincero and Vincero Subco to be supplied by Vincero for inclusion or incorporation by reference in the Subco Circular, if necessary, will at the time of the mailing of the Subco Circular contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Vincero, its officers and directors or any member of the Vincero Group shall occur that is required to be described in the Filing Statement or Subco Circular, as the case may be, Vincero shall give prompt notice to Subco of such event and shall cooperate in the preparation of a supplement or amendment to the Filing Statement or Subco Circular, as the case may be, if such supplement or amendment, as applicable, is required, unless such cooperation and efforts would subject Vincero to unreasonable cost or liability or would be in breach of applicable statutory or regulatory requirements.

6.4	Stock Exchange Listing

(a)	Each of Vincero and Subco Parent shall use all commercially reasonable efforts to obtain the conditional approval of the TSX-V to the Business Combination and the listing of the Vincero Shares issuable to holders of Subco Shares pursuant to the Business Combination, which shall include the filing by Vincero (or by Subco on behalf of Vincero) of the Filing Statement with the TSX-V. Each Party shall furnish to other Party and its legal counsel, as applicable, for review and comment, a reasonable amount of time prior to the time of filing of any document with the TSX-V, a copy of each document to be filed with the TSX-V, including, without limitation, the Filing Statement.

(b)	Each of Vincero and Subco Parent shall use commercially reasonable efforts to obtain any necessary waivers from the TSX-V in order for the Resulting Issuer to maintain its listing on the TSX-V in the event the Resulting Issuer does not satisfy all of the initial listing criteria under the TSX-V’s Policy 2.1 – Initial Listing Requirements.

6.5	Defense of Proceedings

Vincero, on the one hand, and Subco Parent, on the other hand, shall vigorously defend, or shall cause to be vigorously defended, any lawsuits or other legal proceedings brought against Vincero, Vincero Subco, Subco, Subco Parent or their respective officers, directors or shareholders, challenging this Agreement or the completion of the Business Combination, and the Parties shall cooperate with each other in all respects in such defense. Neither Vincero nor Subco Parent shall compromise or settle any claim brought in connection with the Business Combination without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

6.6	Press Releases

Before issuing any press release or otherwise making any public statements with respect to this Agreement or the Business Combination, Vincero and Subco Parent shall consult with each other and shall undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any stock exchange.

6.7	Non-Solicitation

(a)	From and after the date hereof until the termination of this Agreement, none of Subco Parent nor any of its officers, directors, employees (other than to the extent required by Law), agents or Affiliates (and their officers, directors or employees) shall, directly or indirectly, (i) solicit, encourage or conduct discussions with or engage in negotiations with any Person, other than Vincero, relating to the possible acquisition of the Technology, Subco or any of its Affiliates (whether by way of merger, purchase of shares, purchase of assets or otherwise) or any material portion of its shares or assets, (ii) provide information with respect to the Technology, Subco or any of its Affiliates to any Person, other than the Parties, relating to the possible acquisition of the Technology or Subco (whether by way of merger, purchase of shares, purchase of assets or otherwise) or any material portion of its shares or assets, (iii) enter into an agreement with any Person, other than the Parties, providing for the acquisition of such Party or any of its affiliates (whether by way of merger, purchase of shares, purchase of assets or otherwise) or any material portion of its shares or assets, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of such Party (whether by way of merger, purchase of shares, purchase of assets or otherwise) or any material portion of its shares or assets by any Person, other than by the Parties. In addition to the foregoing, if Subco Parent or any of its officers, directors, agents, or Affiliates receives any unsolicited offer or proposal to enter negotiations relating to any of the above, Subco Parent shall immediately notify Vincero thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. Notwithstanding the foregoing, this Section does not restrict, limit or prohibit the board of directors of Subco Parent or Subco from exercising its fiduciary duties under applicable Law where in the good faith judgment of the board of directors of Subco Parent or Subco, after consultation with outside legal counsel, failure to take such action would be inconsistent with the exercise of its fiduciary duties. For greater certainty, such fiduciary duty shall not relieve Subco Parent of its obligations under this Agreement or limit the remedies (including specific performance and injunctive relief) available to Vincero.

(b)	From and after the date hereof until the termination of this Agreement, none of Vincero or any of its officers, directors, employees (other than to the extent required by Law), agents or Affiliates (and their officers, directors or employees) shall, directly or indirectly, (i) solicit, encourage or conduct discussions with or engage in negotiations with any Person, other than Subco Parent, relating to the possible acquisition of Vincero or any of its affiliates (whether by way of merger, purchase of shares, purchase of assets or otherwise) or any material portion of its shares or assets, (ii) provide information with respect to Vincero or any of its affiliates to any Person, other than the Parties, relating to the possible acquisition of Vincero or any of its affiliates (whether by way of merger, purchase of shares, purchase of assets or otherwise) or any material portion of its shares or assets, (iii) enter into an agreement with any Person, other than the Parties, providing for the acquisition of such Party or any of its affiliates (whether by way of merger, purchase of shares, purchase of assets or otherwise) or any material portion of its shares or assets, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of such Party or any of its affiliates (whether by way of merger, purchase of shares, purchase of assets or otherwise) or any material portion of its shares or assets by any Person, other than by the Parties. In addition to the foregoing, if Vincero or any of its officers, directors, agents, or Affiliates receives any unsolicited offer or proposal to enter negotiations relating to any of the above, Vincero shall immediately notify Subco Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. Notwithstanding the foregoing, this Section does not restrict, limit or prohibit the board of directors of Vincero or Vincero Subco from exercising its fiduciary duties under applicable Law where in the good faith judgment of the board of directors of Vincero or Vincero Sub, after consultation with outside legal counsel, failure to take such action would be inconsistent with the exercise of its fiduciary duties. For greater certainty, such fiduciary duty shall not relieve Vincero of its obligations under this Agreement or limit the remedies (including specific performance and injunctive relief) available to Subco Parent.

6.8	Refrain from Certain Actions

No Party shall take any action, refrain from taking any action (subject to commercially reasonable efforts) or permit any action to be taken or not taken inconsistent with the provisions of this Agreement or which would or could reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would or could reasonably be expected to have a Material Adverse Effect on such Party.

6.9	Indemnity

Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Parties hereto (and such other Parties’ respective directors, officers and Advisers) (collectively, the “Indemnified Party”) from and against all claims, damages, liabilities, actions or demands to which the Indemnified Party may become subject insofar as such claims, damages, liabilities, actions or demands arise out of or are based upon: (i) the information supplied by an Indemnifying Party (other than the Indemnified Party) and contained in a circular having contained a misrepresentation; or (ii) any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action or demand. Each Party hereto shall obtain and hold the rights and benefits of this Section 6.9 in trust for and on behalf of such Party’s directors, officers and Advisers.

6.10	Exemptions from Registration Requirements of U.S. Securities Laws

The Parties hereto intend for the issuances and exchanges of shares contemplated hereby to be exempt from the registration requirements of any applicable United States federal and state securities laws and, accordingly, each agrees to take such further commercially reasonable actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request with regard to ensuring the availability of and maintaining such exemptions.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF VINCERO

7.1	Conditions Precedent to Completion of the Business Combination

The obligation of Vincero to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by Vincero:

(a)	The representations and warranties of Subco Parent set forth in Section 3.1 qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date as if made on the Effective Date, except for such representations and warranties made expressly as of a specified date which shall be true and correct in all material respects as of such date; and Vincero shall have received a certificate signed on behalf of Subco Parent by an executive officer thereof to such effect dated as of the Effective Date.

(b)	Subco Parent and Subco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date and Vincero shall have received a certificate signed on behalf of Subco Parent by an executive officer thereof to such effect dated as of the Effective Date.

(c)	There shall not have occurred any Material Adverse Effect on Subco since the date of its incorporation.

(d)	The Subco Shareholders shall have approved the Subco Amalgamation Resolution in accordance with applicable Law.

(e)	Dissent Rights shall have been exercised in respect of no more than 10 % of the issued and outstanding Subco Shares.

(f)	The Subco Private Placement shall have been completed.

(g)	The due diligence review of the financial condition, business, assets and affairs of Subco shall be to the reasonable satisfaction of Vincero.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF SUBCO PARENT

8.1	Conditions Precedent to Completion of the Business Combination

The obligation of Subco Parent to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by Subco Parent:

(a)	The representations and warranties of Vincero set forth in Section 3.2 qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects as of the date hereof and on the Effective Date as if made on the Effective Date, except for such representations and warranties made expressly as of a specified date which shall be true and correct in all material respects as of such date, and Subco Parent shall have received a certificate signed on behalf of Vincero by an executive officer thereof to such effect dated as of the Effective Date.

(b)	Vincero and Vincero Subco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Vincero and Vincero Subco, respectively, prior to or on the Effective Date and Subco Parent shall have received a certificate signed on behalf of Vincero by an executive officer thereof to such effect dated as of the Effective Date.

(c)	There shall not have occurred any Material Adverse Effect on the Vincero Group since the date of this Agreement.

(d)	The Subco Shareholders shall have approved the Subco Amalgamation Resolution in accordance with applicable Law.

(e)	Vincero shall have approved the Vincero Subco Amalgamation Resolution in accordance with applicable Law.

(f)	Each Vincero Option and PI Option outstanding as of the date of this Agreement shall have been exercised in accordance with its terms for Vincero Shares or shall be terminated and of no further force and effect.

(g)	Vincero shall have approved the Name Change Resolution.

(h)	Dissent Rights shall have been exercised in respect of no more than 10% of the issued and outstanding Subco Shares.

(i)	Subco Parent shall be satisfied that the exchange of Subco Shares for Vincero Shares shall be qualified or exempt from registration or qualification under all applicable United States federal and state securities laws.

(j)	All of the current directors and officers of Vincero and Vincero Subco (except for Alfredo De Lucrezia) shall have resigned without payment by or any liability to Vincero or Amalco, and each such director and officer shall have executed and delivered a release in favour of Vincero and Amalco, in a form acceptable to Vincero and Subco Parent, each acting reasonably.

(k)	Subco Parent shall be satisfied in its sole discretion that: (A) at the time of the completion of the Business Combination, Vincero has a cash balance of not less than $750,000; and (B) Vincero and Vincero Subco have no liabilities, except for expenses and liabilities incurred in the ordinary course of business in connection with the Business Combination.

(l)	Vincero shall have

(i)	provided Subco Parent with:

(A)	a list of all entities that may have provided goods or services relating to the Business Combination, the Amalgamation and the Subco Private Placement, including, without limitation, entities providing sponsorship, legal and accounting services (such goods and/or services, the “Transaction Services”, and such entities, the “Transaction Vendors”); and

(B)	a written certification that the Transaction Vendors are all of the vendors that Vincero has used for the Business Combination, the Amalgamation and the Subco Private Placement;

(ii)	obtained full and final invoices from all the of the Transaction Vendors relating to all Transaction Services (such as invoices, the “Transaction Invoices”); and

(iii)	provided Subco Parent with copies of all Transaction Invoices.

(m)	Subco Parent shall be satisfied in its sole discretion of the maintenance of Vincero’s listing on the TSX-V.

(n)	The Subco Private Placement shall have been completed.

(o)	The due diligence review of the financial condition, business, assets and affairs of Vincero shall be to the reasonable satisfaction of Subco Parent.

ARTICLE 9

MUTUAL CONDITIONS PRECEDENT

9.1	Mutual Conditions Precedent

The obligations of Vincero and Subco Parent to complete the Business Combination are subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived only with the consent in writing of Vincero and Subco Parent:

(a)	all consents, waivers, permits, exemptions, orders, consents and approvals required to permit the completion of the Business Combination, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Subco or Vincero or materially impede the completion of the Business Combination, shall have been obtained;

(b)	no temporary restraining order, preliminary injunction, permanent injunction or other order preventing the consummation of the Business Combination shall have been issued by any federal, state, or provincial court (whether domestic or foreign) having jurisdiction and remain in effect;

(c)	the Vincero Shares to be issued pursuant to the Business Combination shall have been conditionally approved for listing on the TSX-V, subject to standard conditions on the Effective Date or as soon as practicable thereafter;

(d)	the TSX-V shall have accepted the Amalgamation, the Subco Private Placement, the Business Combination and the other transactions contemplated by this Agreement as part of Vincero’s “Qualifying Transaction” under the rules and policies of the TSX-V, subject to compliance with the usual requirements of such TSX-V;

(e)	on the Effective Date, no cease trade order or similar restraining order of any other provincial securities administrator relating to the Vincero Shares, the Subco Shares or the Amalco Shares shall be in effect;

(f)	there shall not be pending or threatened any suit, action or proceeding by any Governmental Authority, before any court or Governmental Authority, agency or tribunal, domestic or foreign, that has a significant likelihood of success, seeking to restrain or prohibit the consummation of the Business Combination or any of the other transactions contemplated by this Agreement or seeking to obtain from Vincero, Vincero Subco or Subco any damages that are material in relation to Vincero, Vincero Subco and Subco and their subsidiaries taken as a whole;

(g)	the distribution of Amalco Shares and the Vincero Shares pursuant to the Business Combination shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Law either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators); and

(h)	this Agreement shall not have been terminated in accordance with its terms.

ARTICLE 10

CLOSING

10.1	Closing

The Closing shall take place at the Vancouver offices of Blake, Cassels & Graydon LLP at 10:00 a.m. (Vancouver time) on the Effective Date or on such other date as Subco Parent and Vincero may agree.

10.2	Termination of this Agreement

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Subco Amalgamation Resolution by the Subco Shareholders, the Vincero Subco Amalgamation Resolution or the Name Change Resolution by Vincero or any other matters presented in connection with the Business Combination:

(a)	by mutual written consent of Vincero and Subco Parent;

(b)	by a Party if a condition in its favour or a mutual condition is not satisfied by the Termination Date (or any earlier date by which such condition is required to be satisfied) except where such failure is the result of a breach of this Agreement by such Party;

(c)	by Vincero or Subco Parent if there has been a breach of any of the representations, warranties, covenants or agreements on the part of the other Party (the “Breaching Party”) set forth in this Agreement, which breach has or is likely to result in the failure of the conditions set forth in Section 7.1, 8.1 or 9.1, as the case may, to be satisfied and in each case has not been cured within ten (10) Business Days following receipt by the Breaching Party of written notice of such breach from the non-breaching Party (the “Non-Breaching Party”);

(d)	by any Party if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Business Combination shall have become final and non-appealable;

(e)	by Vincero or Subco Parent if:

(i)	the Subco Amalgamation Resolution is not approved by the Subco Shareholders;

(ii)	the Name Change Resolution is not approved by the board of directors of Vincero; or

(iii)	the Parties are unable to meet any of the material requirements imposed by the TSX-V on or before the Termination Date;

(f)	by Vincero or Subco Parent if the Amalgamation is not completed by the Termination Date provided that the Party then seeking to terminate this Agreement is not then in default of any of its obligations hereunder; and

(g)	by Vincero or Subco Parent if the other Party has breached the provisions of Section 6.7 hereof in any material manner.

10.3	Survival of Representations and Warranties; Limitation

The representations and warranties set forth in herein shall expire and be terminated on the earlier of the Effective Date or the termination of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1	Further Actions

From time to time, as and when requested by any Party, the other Parties shall execute and deliver, and use all commercially reasonable efforts to cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably requested in order to:

(a)	carry out the intent and purposes of this Agreement;

(b)	effect the Amalgamation (or to evidence the foregoing); and

(c)	consummate and give effect to the other transactions, covenants and agreements contemplated by this Agreement.

11.2	Expenses

Except as expressly set forth herein, each of the Parties shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of the Letter of Intent and all legal and accounting fees and disbursements relating to preparing this Agreement or otherwise relating to the transactions contemplated herein; provided, however, and for greater certainty, that Vincero shall use its commercially reasonable efforts to ensure that all of Vincero’s legal costs and expenses relating to the Business Combination shall not exceed $50,000, exclusive of any fees payable to the TSX-V or payable under Canadian Securities Laws.

11.3	Entire Agreement

This Agreement, which includes the Schedules and Appendices hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the Parties with respect to matters dealt within herein and, except as expressly provided herein, supersedes all prior arrangements or understandings with respect thereto, including the Letter of Intent. The Original Agreement, as amended by the First Amendment, is hereby amended and restated and replaced in its entirety by this Agreement.

11.4	Descriptive Headings

The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

11.5	Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by fax or other electronic communication, nationally recognized overnight courier, or registered or certified mail, postage prepaid, addressed as follows:

(a)	If to Vincero or Vincero Subco:

Vincero Capital Corp.
Suite 2201 – 8 Smithe Mews
Vancouver, B.C. V6B 0A5

Attention:

Facsimile:
E-mail:

with a copy to:

Tupper Jonsson & Yeadon
Suite 1710 – 1177 West Hastings Street
Vancouver British Columbia
V6E 2L3

Attention: Glenn R. Yeadon
Facsimile: (604) 681-0139
E-mail:yeadon@securitieslaw.bc.ca

(b)	If to Subco Parent or Subco:

NewGen Therapeutics, Inc.
Suite R, 3475 Edison Way
Menlo Park, California
U.S.A. 94025

Attention:
E-mail:

with a copy to:

Blake, Cassels & Graydon LLP
Suite 2600 – 595 Burrard Street
Vancouver, B.C. V7X 1L3

Attention: Joseph Garcia
Facsimile: 604-631-3309
E-mail: joseph.garcia@blakes.com

Any such notices or communications shall be deemed to have been received: (i) if delivered personally or sent by fax (with transmission confirmed) or other electronic communication nationally recognized overnight courier or by e-mail, on the date of such delivery; or (ii) if sent by registered or certified mail, on the third Business Day following the date on which such mailing was postmarked. Any Party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

11.6	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal laws of Canada applicable therein, but references to such laws shall not, by conflict of laws, rules or otherwise require application of the law of any jurisdiction other than the Province of British Columbia and the Parties hereby further irrevocably attorn to the jurisdiction of the Courts of the Province of British Columbia in respect of any matter arising hereunder or in connection with the transactions contemplated in this Agreement.

11.7	Enurement and Assignability

This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, provided that this Agreement shall not be assignable otherwise than by operation of law by either Party without the prior written consent of the other Parties, and any purported assignment by any Party without the prior written consent of the other Party shall be void.

11.8	Confidentiality

The Parties agree that no disclosure or announcement, public or otherwise, in respect of the Business Combination, this Agreement or the transactions contemplated herein shall be made by any Party or its representatives without the prior agreement of the other Parties as to timing, content and method hereto, provided that the obligations herein will not prevent any Party from making, after consultation with the other Parties, such disclosure as its counsel advises is required by applicable Law or the rules and policies of the TSX-V (or any other relevant stock exchange). If either Vincero, Subco, Subco Parent or Vincero Subco is required by applicable Law or regulatory instrument, rule or policy to make a public announcement with respect to the Business Combination, Vincero or Subco Parent, as applicable, will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement. Except as and only to the extent required by applicable Law, the Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner, other than for the purposes of evaluating the Business Combination.

11.9	Remedies

The Parties acknowledge that an award of money damages may be inadequate for any breach of the obligations undertaken by the Parties and that the Parties shall be entitled to seek equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, each of the Parties waive the defense that there is an adequate remedy at law. Without limiting any remedies any Party may otherwise have, in the event any Party refuses to perform its obligations under this Agreement, the other Party shall have, in addition to any other remedy at law or in equity, the right to specific performance.

11.10	Waivers and Amendments

Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

11.11	Illegalities

In the event that any provision contained in this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

11.12	Currency

Except as otherwise set forth herein, all references to amounts of money in this Agreement are to Canadian Dollars.

11.13	Counterparts

This Agreement may be executed in any number of counterparts by original or telefacsimile signature, each of which will be an original as regards any Party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all the Parties reflected hereon as signatories.

11.14	Time of Essence

Time is of the essence of this Agreement and of each of its provisions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

VINCERO CAPITAL CORP.

By:
Name:	Alfredo De Lucrezia
Title:	President and Chief Executive Officer

NEWGEN THERAPEUTICS, INC.

By:
Name:	Jeffrey Bacha
Title:	Chief Executive Officer

Signature Page – Business Combination Agreement

SCHEDULE A

DEFINITIONS

“Advisers” when used with respect to any Person, shall mean such Person’s directors, officers, employees, representatives, agents, counsel, accountants, advisers, engineers, and consultants.

“Affiliate” shall have the meaning ascribed to such term in National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

“Agreement” means this Business Combination Agreement, as it may be amended or supplemented at any time and from time to time after the date hereof.

“Amalco” means the corporation resulting from Amalgamation.

“Amalco Shares” means common shares in the capital of Amalco.

“Amalgamation” means an amalgamation of Vincero Subco and Subco pursuant to Section 270 of the BCBCA, on the terms and subject to the conditions set out in this Agreement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement.

“Amalgamation Agreement” means the amalgamation agreement, substantially in the form attached hereto as Exhibit A to be entered into among Vincero Subco, Subco and Vincero pursuant to Section 270 of the BCBCA, to effect the Amalgamation.

“Associate” shall have the meaning ascribed to such term in the Securities Act (British Columbia).

“BCBCA” means the Business Corporations Act (British Columbia) as amended.

“Breaching Party” shall have the meaning ascribed to such term in Section 10.2(c).

“Business Combination” means the business combination among Vincero, Vincero Subco and Subco pursuant to which Subco Shareholders will receive Vincero Shares on the basis of one Vincero Share for each one Subco Share held and Vincero will become the parent company of Amalco.

“Business Day” means any day other than a Saturday or Sunday or other day on which Canadian Chartered Banks located in the City of Vancouver are required or permitted to close.

“Canadian Securities Laws” means the Securities Act (British Columbia), or equivalent legislation, in each of the provinces and territories of Canada and the respective regulations under such legislation together with applicable published rules, regulations, policy statements, instruments and memoranda of understanding of the Canadian Provincial Securities Administrators and the securities regulatory authorities in such provinces and territories.

“Computershare” means Computershare Investor Services Inc., the transfer agent and escrow agent for Vincero.

A-2

“Confidential Information” means any information concerning the Disclosing Party or its business, properties and assets made available to the Receiving Party; provided that it does not include information which: (a) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of Section 11.8 by the Receiving Party; (b) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that, to the reasonable knowledge of the Receiving Party, such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information; (c) is developed by the Receiving Party independently of any disclosure by the Disclosing Party; or (d) was in the Receiving Party’s possession prior to its disclosure by the Disclosing Party.

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party is a party or by which it is bound or affected or to which any of its respective properties or assets is subject.

“Contribution Agreement” means the purchase and patent assignment agreement to be entered into between Subco Parent and Subco transferring the Technology to Subco as described in this Agreement.

“Depositary” means Computershare, or such other depositary as may be mutually agreed to by the Parties.

“Disclosing Party” means any Party or its representatives disclosing Confidential Information to the Receiving Party.

“Dissent Rights” shall have the meaning ascribed to such term in Section 2.1.

“Effective Date” shall have the meaning ascribed to such term in Section 1.2(d).

“Effective Time” means the commencement of the day on the Effective Date.

“Employee Plans” means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, maintained for employees, including, without limitation:

(a)	any employee benefit plan or material fringe benefit plan;

(b)	any retirement savings plan, pension plan or compensation plan, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement income plan;

(c)	any bonus, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, hospitalization, health, drug, dental, legal disability, insurance (including without limitation unemployment insurance), vacation pay, severance pay or other benefit plan, arrangement or practice with respect to employees or former employees, individuals working on contract, or other individuals providing services of a kind normally provided by employees; and

(d)	where applicable, all statutory plans, including, without limitation, the Canada or Québec Pension Plans.

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Evaluation and Option Agreement” means an evaluation and option agreement to be entered into by Subco or Amalco in respect of two additional PARP-inhibitor related assets, in a form to be agreed to by the Parties, provided that no compensation will be paid for the assets under the Evaluation and Option Agreement until the completion of the evaluation.

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“Filing Statement” means the filing statement of Vincero to be prepared in accordance with the requirements of the TSX-V and filed with the TSX-V in connection with the Business Combination.

“Government” means:

(a)	the government of Canada, or any foreign country;

(b)	the government of any Province, county, municipality, city, town, or district of Canada, or any foreign country; and

(c)	any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b), and for greater certainty, includes the TSX-V.

“Government Official” means:

(a)	any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority;

(b)	any salaried political party official, elected member of political office or candidate for political office; or

(c)	any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses.

“Governmental Authority” means and includes, without limitation, any Government or other political subdivision of any Government, judicial, public or statutory instrumentality, court, tribunal, commission, board, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty, includes the TSX-V.

“IFRS” means International Financial Reporting Standards.

“IPO Escrow Agreement” means the TSX-V Form 2F CPC Escrow Agreement, dated June 5, 2019 among Vincero, Computershare and certain Vincero Shareholders.

“ITA” means the Income Tax Act (Canada), as amended and all regulations thereunder.

“Law” means any of the following of, or issued by, any Government, in effect on or prior to the date hereof, including any amendment, modification or supplementation of any of the following from time to time subsequent to the original enactment, adoption, issuance, announcement, promulgation or granting thereof and prior to the date hereof: any statute, law, act, ordinance, code, rule or regulation of any writ, injunction, award, decree, judgment or order.

“Letter of Intent” means the letter of intent, dated May 20, 2020, between Subco Parent and Vincero related to the Business Combination, as may be amended from time to time.

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“liability” of any Person means and include:

(a)	any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured;

(b)	any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(c)	any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise).

Material Adverse Effect” means, with respect to either Party any change, event, effect, occurrence or state of facts, either individually or in the aggregate, that has or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of such Party or on its ability to perform its obligations under this Agreement on a timely basis or to consummate the transactions contemplated hereby on a timely basis. The foregoing shall not include any change or effects attributable to: (i) any matter that has been disclosed in writing to the other Party or any of its Advisers by a Party or any of its Advisers in connection with this Agreement; (ii) changes relating to general economic, political or financial conditions; (iii) relating to the state of securities markets in general; (iv) the Subco Private Placement; or (v) the announcement of the Business Combination or the performance of any obligation hereunder.

“Name Change” means the change of Vincero’s name to a name acceptable to Subco Parent and the regulatory authorities.

“Name Change Resolution” means the resolution of the board of directors of Vincero authorizing the Name Change.

“New Vincero Directors” shall have the meaning ascribed to such term in Section 1.3.

“New Vincero Management” shall have the meaning ascribed to such term in Section 1.3.

“Non-Breaching Party” shall have the meaning ascribed to such term in Section 10.2(c).

“Non-Offending Persons” shall have the meaning ascribed to such term in Section 6.9.

“Parties” and “Party” means the parties to this Agreement.

“penalty” means any civil or criminal penalty (including any interest thereon), fine, levy, lien, assessment, charge, monetary sanction or payment, or any payment in the nature thereof, of any kind, required to be made to any Government under any Law.

“Person” or “person” means any corporation, partnership, limited liability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise or other entity; any individual; and any Government.

“PI Options” means 500,000 options issued by Vincero to PI Financial Corp., each entitling PI Financial Corp. to acquire one Vincero Share at a price of $0.10 until February 7, 2022.

“Policy” means TSX-V Policy 2.4 – Capital Pool Companies.

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“Qualifying Transaction” shall have the meaning ascribed thereto in the Policy.

“Receiving Party” means any Party or its representatives receiving Confidential Information from a Disclosing Party.

“Resulting Issuer” means the resulting issuer after completion of the Business Combination, being Vincero Capital Corp. (which shall be renamed pursuant to the Name Change).

“Subco” means a corporation to be incorporated under the laws of British Columbia and wholly-owned by Subco Parent until the closing of the Subco Private Placement.

“Subco Amalgamation Resolution” means the resolution of the holders of Subco Shares approving the Amalgamation and adopting the Amalgamation Agreement, either at the Subco Meeting or by unanimous written consent.

“Subco Circular” means the management information circular of Subco to be provided to the Subco Shareholders in respect of the Subco Amalgamation Resolution and the other matters (if any) to be considered at the Subco Meeting if such Subco Meeting is called by Subco.

“Subco Dissenting Procedures” means the dissent procedures provided to Subco Shareholders pursuant to Division 2 of Part 8 of the BCBCA.

“Subco Dissenting Shareholder” means a registered shareholder of Subco who dissents in respect of the Subco Amalgamation Resolution in strict compliance with Subco Dissenting Procedures.

“Subco Meeting” means the special meeting of the shareholders of Subco to be held, if necessary, to approve, inter alia, the Amalgamation and any and all adjournments or postponements of such meeting.

“Subco Private Placement” means the private placement by Subco of Subco Subscription Receipts at a price per Subco Subscription Receipt of $0.20 conducted by Subco in connection with the Business Combination.

“Subco Shareholders” means the holders of the issued and outstanding Subco Shares.

“Subco Shares” means the common shares in the capital of Subco, as presently constituted on the date hereof.

“Subco Subscription Receipts” means the subscription receipts contemplated to be issued by Subco, each such Subco Subscription Receipt being automatically converted into one Subco Unit immediately prior to the Effective Time; provided that in the event that the escrow release conditions have not been satisfied by 5:00 p.m. (Vancouver time) on the Termination Date, each of the then issued and outstanding Subco Subscription Receipts shall be cancelled.

“Subco Unit” means a notional unit issued or issuable by Subco upon conversion of the Subco Subscription Receipts and consists of one Subco Share and half of one Subco Unit Warrant, subject to adjustment in certain events.

“Subco Finder Warrants” means, collectively, the common share purchase warrants of Subco issued or issuable to registrants for services in connection with the Subco Private Placement, each Subco Finder Warrant entitling the holder thereof to purchase one Subco Share at an exercise price of $0.20 per share, for a period of 24 months following the date of issuance of such Subco Finder Warrant.

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“Subco Unit Warrants” means, collectively, the common share purchase warrants of Subco issued or issuable upon conversion of the Subco Subscription Receipts and forming a part of the Subco Units, each Subco Warrant entitling the holder thereof to purchase one Subco Share at an exercise price of $0.40 per share, or such other price as may be agreed to by Vincero and Subco Parent, for a period of 24 months following the date of issuance of such Subco Unit Warrant.

“Subco Warrants” means the Subco Unit Warrants and the Subco Finder Warrants, as the context requires.

“Subsidiary” means, with respect to a specified corporation, any corporation of which more than fifty per cent (50%) of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified corporation, and shall include any corporation in like relation to a Subsidiary.

“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not and “Tax” means any such Taxes.

“Tax Return” means all returns, information returns, reports, elections, agreements, declarations or other documents of any nature or kind required to be filed with any applicable Governmental Authority in respect of Taxes.

“Termination Date” means April 1, 2021.

“TSX-V” means the TSX Venture Exchange.

“Technology” shall have the meaning ascribed to such term in Section 1.2(a).

“Vincero” means Vincero Capital Corp., a corporation existing under the BCBCA.

“Vincero Group” means and includes Vincero and, from the date of its incorporation, Vincero Subco.

“Vincero Options” means the currently outstanding options to purchase an aggregate of 1,500,000 Vincero Shares granted to directors and officers of Vincero in connection with Vincero’s initial public offering with an expiry date of February 7, 2025 and an exercise price of $0.10 per Vincero Share, each granted under the Vincero Stock Option Plan.

“Vincero Replacement Warrants” means the warrants of Vincero to acquire Vincero Shares to be issued in replacement of the Subco Warrants outstanding immediately prior to the Effective Time, each Vincero Replacement Warrant entitling the holder thereof to purchase one Vincero Share at the exercise price of such Subco Warrant until the expiry date of each such Subco Warrant being replaced by a Vincero Replacement Warrant, in accordance with its terms.

“Vincero Securities Documents” shall have the meaning ascribed to such term in Section 3.2(gg).

“Vincero Shareholders” means the holders of Vincero Shares.

“Vincero Shares” means the common shares in the capital of Vincero, as presently constituted on the date hereof.

“Vincero Stock Option Plan” means the stock option plan of Vincero.

“Vincero Subco” means 1260541 B.C. Ltd., a corporation incorporated under the laws of British Columbia and wholly-owned by Vincero.

“Vincero Subco Amalgamation Resolution” means the resolution of Vincero, as sole shareholder of Vincero Subco, approving the Amalgamation and adopting the Amalgamation Agreement.

“Vincero Subco Shares” means the common shares in the capital of Vincero Subco.